WORLD SURVEILLANCE GROUP FILES LAWSUIT AGAINST LA JOLLA COVE INVESTORS

KENNEDY SPACE CENTER, FL – July 25, 2013 (Marketwire) – World Surveillance Group Inc. (OTCQB: WSGI), a developer of lighter-than-air aerostats and unmanned aerial systems, has filed a lawsuit against La Jolla Cove Investors, Inc. in the United States District Court for the Northern District of California relating to the finance documents entered into by the Company with La Jolla in January 2012. World Surveillance Group seeks injunctive relief in addition to unspecified monetary damages as well as other relief.

In the lawsuit, World Surveillance Group is alleging breach of contract and other causes of action. Further details of this lawsuit can be found in the Form 8-K filed today by the Company with the Securities and Exchange Commission.

Glenn D. Estrella, President and CEO of World Surveillance Group, stated, “We have been very disappointed in the relationship between the Company and La Jolla for some time, and believe that the actions we have taken to file this lawsuit are in the best interests of the Company and our shareholders. As we strive to enhance shareholder value, we look forward to securing other options to advance our business that are more beneficial to the Company and our stakeholders.”

For additional information about WSGI, please visit www.wsgi.com.

About World Surveillance Group Inc.

World Surveillance Group Inc. (OTCQB: WSGI) designs, develops, markets and sells lighter-than-air advanced aerostats and UAS capable of carrying payloads that provide semi-persistent intelligence, surveillance and reconnaissance (“ISR”), security and/or wireless communications solutions at low and mid altitudes. WSGI’s aerial assets are designed for integration with electronics systems and other high technology payloads for use by government-related and commercial entities that require real-time ISR or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief, maritime and environmental missions. For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include those regarding the Company’s lawsuit against La Jolla and its outcome, the relationship with La Jolla, whether the lawsuit will benefit the Company or its shareholders, and the ability of the Company to execute on its strategies or to accomplish any of its goals or objectives. The words "forecast," "project," "intend," "expect," “plan, ” "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:

World Surveillance Group Inc.

321-452-3545

Barbara M. Johnson

investors@wsgi.com